Exhibit 99.1

FOR IMMEDIATE RELEASE
August 9, 2013
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SECOND QUARTER PERFORMANCE

•	Net income of $4.4 million or $0.45 per share

•	Higher retail propane margins per gallon generated $1.2 million in additional gross margin

•	Growth from the natural gas businesses generated $1.1 million in additional gross margin

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported second quarter financial results. The Company's net income for the quarter ended June 30, 2013 was $4.4 million, or $0.45 per share. This represents a decrease of $704,000, or $0.07 per share, compared to the same quarter in 2012.

For the six months ended June 30, 2013, the Company reported net income of $19.2 million, or $1.99 per share. This represents an increase of $3.4 million or $0.36 per share, compared to the same period in 2012.

The decrease in net income in the second quarter of 2013, compared to the same quarter in 2012, was due primarily to the impact of two non-recurring adjustments: (a) a one-time sales tax expense of $759,000 related to the acquisition of assets in Maryland, as further explained in the Financial Summary Highlights section, and (b) a non-recurring increase in gross margin of $568,000 in the second quarter of 2012, related to prior period accrued revenues. Absent these non-recurring adjustments, net income for the current quarter would have increased by $99,000 compared to the same period in 2012.

“Our financial results for the second quarter reflect both continued growth and continued investment in our businesses," stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. "In 2012, we extended natural gas transmission service to Worcester County, Maryland, and in May 2013, we completed the purchase of the operating assets of Eastern Shore Gas Company ("ESG") and its affiliates in Maryland. Through our new wholly-owned subsidiary, Sandpiper Energy, Inc. ("Sandpiper"), we began serving approximately 11,000 residential and commercial underground propane system customers acquired in this transaction using new tariff rates approved by the Maryland Public Service Commission," Mr. McMasters noted.

"In May 2013, Eastern Shore Natural Gas Company ("Eastern Shore"), our interstate pipeline subsidiary, commenced new services to a Dover electric generation plant owned by NRG Energy Center Dover LLC ("NRG") and additional services to the PBF Energy Inc. ("PBF Energy") refinery in Delaware City. Additionally, although there is no financial impact in the current quarterly results, in June 2013, Eastern Shore filed an application with the Federal Energy Regulatory Commission ("FERC") seeking approval to construct a pipeline lateral to the electric generation plant owned by Calpine Energy Services, L.P. ("Calpine") and currently under construction in Dover. Our second quarter's results include additional gross margin generated from recent investments we have made to grow our business as well as increased costs associated with strengthening various corporate functions that support our continued growth. We are continuing to identify future opportunities like those described previously and believe these investments in corporate resources are important to further develop our capability to capitalize on future growth opportunities both within and beyond our existing footprint. We expect to incur additional costs as we continue to expand this capability," Mr. McMasters added.

A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

Comparative Results for the Quarters Ended June 30, 2013 and 2012

The Company’s operating income for the three months ended June 30, 2013 was $9.2 million, a decrease of $1.3 million, compared to the same quarter in 2012. Gross margin increased by $2.7 million in the second quarter of 2013, compared to the same quarter in 2012. The quarter-over-quarter increase in gross margin was negatively impacted by a non-recurring increase of $568,000 in the second quarter of 2012 related to prior period accrued revenues. Other operating expenses increased by $4.0 million in the second quarter of 2013, compared to the same quarter in 2012. Included in other operating expenses in the second quarter of 2013 was a one-time sales tax expense of $759,000 related to the purchase of the operating assets of ESG.

Regulated Energy

Operating income for the regulated energy segment decreased by $1.9 million to $8.6 million for the quarter ended June 30, 2013, compared to the same quarter in 2012. An increase in gross margin of $981,000 was offset by an increase of $2.9 million in other operating expenses. The significant components of the gross margin increase included:

•
$1.1 million of increased gross margin due to natural gas growth from: (a) major service expansions initiated in 2012 and 2013, including $474,000 in additional gross margin generated from the new and additional transmission services commenced in May 2013 to the NRG Dover electric generation plant and the PBF Energy refinery in Delaware City; and (b) additional residential, commercial and industrial customer growth on the Delmarva Peninsula and in Florida;

•	$538,000 in additional gross margin generated from approximately 11,000 customers acquired from ESG in late May, which are now served by the Company's new subsidiary, Sandpiper; and

•	$568,000 of a non-recurring increase in gross margin in the second quarter of 2012 to adjust prior period accrued revenues, which offset the above increases.

Included in other operating expenses for the second quarter of 2013 were: (a) a one-time sales tax expense of $759,000 related to the purchase of the ESG operating assets, (b) $463,000 in other operating expenses associated with Sandpiper's operation, (c) an increase of $685,000 in the accrual for incentive bonuses as a result of the timing of bonus recognition, increased participation in the bonus program, and the Company's financial performance on a year-to-date-basis, (d) $395,000 in increased administrative costs, such as accounting, information technology and insurance costs, and (e) $301,000 in additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities.

Unregulated Energy

Operating income for the unregulated energy segment for the quarter ended June 30, 2013 was $447,000, an increase of $848,000 over the operating loss of $401,000 for the same quarter in 2012. An increase in gross margin of $1.8 million was partially offset by an increase in other operating expenses of $954,000. The significant components of the gross margin increase included:

•
$1.2 million in increased gross margin generated from higher retail propane margins as a significant decrease in the average wholesale market price of propane, which lowered the Company's cost of propane sales and resulted in an increase in retail margins per gallon (retail margins remained strong through the second quarter of 2013, as a decline in the Company's propane costs from lower propane wholesale prices outpaced the decline in retail prices);

•
$816,000 in increased gross margin generated from additional gallons sold, including $341,000 in additional gross margin generated from service to approximately 3,000 residential and commercial propane distribution customers in Florida obtained in the acquisition of the operating assets of Glades Gas Co., Inc. (“Glades”) in February 2013; and

•
$770,000 in lower gross margin generated by Xeron, Inc. ("Xeron"), the Company's propane wholesale marketing subsidiary, as lower volatility in wholesale propane prices resulted in fewer opportunities for trading activity.

The increase in other operating expenses was due primarily to additional expenses associated with serving the customers acquired from Glades as well as higher costs related to propane tank and vehicle maintenance activities.

Other

The “other” segment, which consists primarily of BravePoint®, Inc. (“BravePoint”), the Company’s advanced information services subsidiary, reported an operating income decline of $265,000 to $86,000 for the quarter ended June 30, 2013, compared to the same quarter in 2012. Gross margin was $2.1 million and $2.2 million for the second quarters of 2013 and 2012, respectively. Other operating expenses increased by $137,000.

Comparative Results for the Six Months Ended June 30, 2013 and 2012

The Company’s operating income for the six months ended June 30, 2013 was $35.7 million, an increase of $5.2 million, compared to the same period in 2012. Gross margin increased by $11.0 million in the six months ended June 30, 2013, compared to the same period in 2012. Approximately $3.7 million of the gross margin increase was the result of colder weather during 2013 on the Delmarva Peninsula and in Florida, compared to 2012. Other operating expenses increased by $5.9 million in the six months ended June 30, 2013, compared to the same period in 2012.

Regulated Energy

Operating income for the regulated energy segment increased by $622,000 to $25.9 million for the six months ended June 30, 2013, compared to the same period in 2012. An increase in gross margin of $4.3 million was partially offset by an increase in other operating expenses of $3.7 million. The significant components of the gross margin increase included:

•
$2.7 million due to natural gas growth resulting from: (a) major service expansions initiated in 2012 and 2013; and (b) additional residential, commercial and industrial customer growth on the Delmarva Peninsula and in Florida;

•	$1.0 million as a result of higher consumption by natural gas and electric customers due to temperatures in 2013 that returned to more normal levels (primarily during the first quarter); and

•	$538,000 in gross margin generated from approximately 11,000 customers acquired from ESG in late May, which are now served by Sandpiper.

Included in other operating expenses for the six months ended June 30, 2013 were (a) a one-time sales tax expense of $759,000 related to the purchase of the ESG operating assets, (b) $463,000 in other operating expenses associated with Sandpiper's operation, (c) an increase of $917,000 in the accrual for incentive bonuses as a result of the timing of bonus recognition, increased participation in the bonus program, and the Company's financial performance on a year-to-date-basis, (d) $616,000 in increased administrative costs, such as accounting, information technology and insurance costs, and (e) $699,000 in additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities.

Unregulated Energy

Operating income for the unregulated energy segment increased by $5.1 million to $9.8 million for the six months ended June 30, 2013, compared to the same period in 2012. An increase in gross margin of $6.8 million was partially offset by an increase in other operating expenses of $1.8 million. The significant components of the gross margin increase included:

•
$3.3 million in increased gross margin generated from higher retail propane margins from a significant decrease in the average wholesale market price of propane, which lowered the Company's cost of propane sales;

•	$2.7 million in additional gross margin due to temperatures that returned to more normal levels causing higher consumption by propane customers (primarily during the first quarter);

•	$967,000 in increased gross margins generated from higher propane sales volume, including $561,000 in additional gross margin generated from serving the customers acquired from Glades; and

•	$936,000 in lower gross margin generated by Xeron, as lower volatility in wholesale propane prices resulted in fewer opportunities for trading activity.

The increase in other operating expenses was due primarily to additional expenses associated with serving the new Glades customers, an increase in the accrual for incentive bonuses as a result of the strong 2013 year-to-date financial performance of the unregulated business segment and increased costs related to propane tank and vehicle maintenance activities.

Other

The “other” segment, which consists primarily of BravePoint, reported an operating loss of $39,000 for the six months ended June 30, 2013, compared to operating income of $472,000 in the same period in 2012. Gross margin was $4.0 million and $4.1 million for the six months ended June 30, 2013 and 2012, respectively. Other operating expenses increased by $408,000 to $4.0 million in the six months ended June 30, 2013 due primarily to higher payroll and related costs associated with BravePoint.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on August 12, 2013, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2013. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s second quarter 2013 Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

Financial Summary
(in thousands, except per-share and degree-day data)

	Second Quarter		Year to Date
Chesapeake and Subsidiaries	2013	2012	2013	2012
Gross Margin (1)
Regulated Energy	$33,101	32,120	73,052	68,744
Unregulated Energy	8,091	6,289	25,275	18,451
Other	2,066	2,194	3,955	4,058
Total Gross Margin	$43,258	$40,603	$102,282	$91,253

Operating Income (Loss)
Regulated Energy	$8,619	$10,505	$25,925	$25,303
Unregulated Energy	447	(401)	9,816	4,753
Other	86	351	(39)	472
Total Operating Income	9,152	10,455	35,702	30,528

Other Income, net of other expenses	24	153	312	349
Interest Charges	2,016	2,241	4,088	4,532
Income Taxes	2,804	3,307	12,701	10,558
Net Income	$4,356	$5,060	$19,225	$15,787

Earnings Per Share of Common Stock
Basic	$0.45	$0.53	$2.00	$1.65
Diluted	$0.45	$0.52	$1.99	$1.63
Heating Degree-Days — Delmarva Peninsula
Actual	490	416	2,897	2,296
10-year average (normal)	473	476	2,850	2,852

Heating Degree-Days — Florida
Actual	19	12	487	347
10-year average (normal)	29	28	570	587

Cooling Degree-Days — Florida
Actual	865	960	946	1,144
10-year average (normal)	911	914	985	980

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Financial Summary Highlights

Key variances for the three months ended June 30, 2013 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2012 Reported Results	$8,367	$5,060	$0.52
Adjusting for unusual items:
Contribution from New Acquisitions	150	90	0.01
Non-recurring adjustment to accrued revenues in 2012	(568)	(344)	(0.03)
One-time sales tax expense associated with the ESG acquisition	(759)	(459)	(0.05)
Weather impact	547	330	0.03
	(630)	(383)	(0.04)
Increased (Decreased) Gross Margins:
Natural gas growth	1,149	693	0.07
Higher propane retail margins per gallon	1,154	698	0.07
Propane wholesale marketing	(770)	(466)	(0.05)
	1,533	925	0.09
Increased Other Operating Expenses:
Larger accrual for incentive bonuses	(699)	(423)	(0.04)
Increased administrative costs (accounting, information technology and insurance)	(421)	(255)	(0.03)
Additional investments in corporate resources to capitalize on future growth opportunities	(263)	(159)	(0.02)
	(1,383)	(837)	(0.09)
Net Other Changes	(727)	(409)	(0.03)
Second Quarter of 2013 Reported Results	$7,160	$4,356	$0.45

The Company's results in the second quarter of 2013 reflected a one-time sales tax expense of $759,000 related to the acquisition of the ESG operating assets. The Company's results in the second quarter of 2012 reflected a non-recurring increase in gross margin of $568,000 related to prior period accrued revenues. These two items resulted in a quarter-over-quarter decrease in pre-tax income of $1.3 million ($803,000 in net income, or $0.08 per share). Absent these non-recurring adjustments, net income for the current quarter would have increased by $99,000.
The Company's results also reflected additional gross margin generated by:
(a) new services and customer growth in natural gas transmission and distribution operations as a result of major expansion initiatives completed in 2012 and 2013;
(b) new and additional transmission services provided to the NRG Dover electric generation plant and the PBF Energy refinery in Delaware City, Delaware, which commenced in May 2013;
(c) residential, commercial and industrial natural gas distribution customer growth on the Delmarva Peninsula and in Florida;

(d) strong retail propane margins per gallon during the second quarter of 2013, as the significant decrease in the average wholesale market price of propane lowered the cost of propane sales (retail margins remained strong through the second quarter of 2013, as a decline in the Company's propane costs from lower propane wholesale prices outpaced the decline in retail prices); and
(e) temperatures on the Delmarva Peninsula returning to more normal levels during the second quarter of 2013, compared to the same quarter in 2012, resulting in higher propane sales.
These increases were offset by lower gross margin generated by Xeron, the Company's propane wholesale marketing subsidiary, as lower volatility in wholesale propane prices resulted in fewer trading opportunities.
Other operating expenses partially offset the gross margin increase as a result of:
(a) increased accruals for incentive bonuses due to the timing of bonus recognition, increased participation in the bonus program and the Company's financial performance on a year-to-date basis;
(b) increased costs associated with administrative functions, such as accounting, information technology and insurance; and
(c) additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities.

Key variances for the six months ended June 30, 2013 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Six months ended June 30, 2012 Reported Results	$26,345	$15,787	$1.63
Adjusting for unusual items:
Contribution from New Acquisitions	216	129	0.01
Non-recurring adjustment to accrued revenues in 2012	(128)	(77)	(0.01)
One-time sales tax expense associated with the ESG acquisition	(759)	(455)	(0.05)
Weather impact (due primarily to significantly warmer-than-normal weather in 2012)	3,739	2,240	0.23
	3,068	1,837	0.18
Increased (Decreased) Gross Margins:
Natural gas growth	2,725	1,632	0.18
Higher propane retail margins per gallon	3,297	1,976	0.20
Propane wholesale marketing	(936)	(561)	(0.06)
	5,086	3,047	0.32
Increased Other Operating Expenses:
Larger accrual for incentive bonuses	(1,430)	(857)	(0.09)
Increased administrative costs (accounting, information technology and insurance)	(582)	(349)	(0.04)
Additional investments in corporate resources to capitalize on future growth opportunities	(712)	(427)	(0.04)
	(2,724)	(1,633)	(0.17)
Net Other Changes	151	187	0.03
Six months ended June 30, 2013 Reported Results	$31,926	$19,225	$1.99

The Company's results in the first six months of 2013 reflected additional gross margin generated by:
(a) temperatures on the Delmarva Peninsula returning to more normal levels during the first six months of 2013 (primarily during the heating season), compared to the same period in 2012;
(b) new services and customer growth in the natural gas transmission and distribution operations as a result of major expansion initiatives completed in 2012 and 2013;
(c) new and additional transmission services to the NRG Dover electric generation plant, Delaware and the PBF Energy refinery in Delaware City, Delaware, which commenced in May 2013; and
(d) strong retail propane margins per gallon through the first six months of 2013 due to the significant decrease in the average wholesale market price of propane, which lowered the Company's cost of propane sales.
These increases in gross margin were partially offset by:
(a) decreased gross margins for the Company's propane wholesale marketing subsidiary as lower price volatility during the current period resulted in lower-than-usual trading volume and profitability;
(b) increased accruals for incentive bonuses due to the timing of bonus recognition, increased participation in the bonus program, and the Company's financial performance on a year-to-date basis;
(c) one-time sales tax expense related to the acquisition of the ESG assets in Maryland;
(d) increased costs associated with administrative functions, such as accounting, information technology and insurance; and
(e) additional investments in corporate resources to further develop the Company's capability to capitalize on future growth opportunities.

The following information highlights certain key factors contributing to the Company’s results for the quarter ended and six months ended June 30, 2013:

Growth
New natural gas transmission services and growth in natural gas distribution customers generated $1.1 million and $2.7 million, respectively, in additional gross margin during the three and six months ended June 30, 2013. These growth initiatives are further explained in the following section.
The Company continues to see growth in the natural gas businesses as a result of its strategic initiatives over the past several years to expand its delivery of clean-burning, environmentally friendly natural gas to customers on the Delmarva Peninsula and in Florida. In 2012 and 2013, the Company expanded natural gas transmission and distribution services in Sussex County, Delaware, Worcester County, Maryland, and Nassau County, Florida, where natural gas was not previously available. The Company also initiated natural gas transmission service in Cecil County, Maryland. The Company continues to pursue several opportunities on the Delmarva Peninsula to expand transmission facilities to meet increased demand for natural gas by industrial customers, including electric power generation plants in Dover, Delaware and a refinery in Delaware City, Delaware.
Major Service Expansions and Customer Growth Reflected in Results
Expansion of natural gas transmission and distribution services in Sussex County, Delaware, Cecil and Worcester Counties, Maryland, and Nassau County, Florida, which commenced during the period from March 2012 to January 2013, generated additional gross margin of $163,000 and $958,000 in the three and six months ended June 30, 2013, compared to the same periods in 2012, respectively.

In May 2013, Eastern Shore commenced new transmission service to the NRG Dover electric generation plant. This new service, which generated $386,000 in additional gross margin in the second quarter of 2013, is part of Eastern Shore's current system expansion to provide 13,440 dekatherms per day ("Dts/d") of firm transportation service to this plant. Eastern Shore and NRG entered into a precedent agreement in the first quarter of 2012, and Eastern Shore received approval from the FERC in February 2013 to construct the new facilities required for this service. In advance of completion of the construction, which is anticipated in November 2013, Eastern Shore began providing the service using existing system capacity in May 2013 under a short-term contract. Once the facilities are constructed for the NRG Dover plant, the long-term firm service will replace the short-term contract and generate $2.4 million to $2.8 million of annual gross margin.

Also in May 2013, Eastern Shore commenced additional services to the PBF Energy refinery located in Delaware City, Delaware. These new services, which generated $88,000 in gross margin in the second quarter of 2013, are also part of Eastern Shore's current system expansion to provide 15,000 Dts/d of firm transportation service to this existing customer. Eastern Shore and PBF Energy entered into a precedent agreement in the first quarter of 2012, and Eastern Shore received necessary approval from the FERC in March 2013 to construct the new facilities required for this service. Once the additional facilities to serve the PBF Energy Delaware City refinery are constructed, the incremental service is expected to generate annual gross margin of $1.6 million. This long-term firm service contract with PBF Energy will replace the 10,000 Dts/d contract that expired in November 2012. Eastern Shore provided additional interruptible service for the three and six months ended June 30, 2013, which generated $179,000 and $445,000, respectively, of additional gross margin. This interruptible service will be partially displaced by 5,000 Dts/d of short-term firm service under a contract for the period from May to October 2013, which will generate $264,000 of gross margin, and then ultimately by a new long-term firm service contract for 15,000 Dts/d, commencing in December 2013.

In addition to these service expansions, the natural gas distribution operations on the Delmarva Peninsula and in Florida have generated $493,000 and $1.1 million in additional gross margin in the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012, due to increases in the number of residential, commercial and industrial customers served. These increases are due primarily to a two percent increase in residential customers on the Delmarva Peninsula, excluding the impact of the acquisition in Worcester County, Maryland, and increases in commercial and industrial customers in Florida.
Future Major Expansion Initiatives and Opportunities
Peninsula Pipeline, the Company's intrastate natural gas transmission subsidiary, entered into a firm transportation agreement in Florida with an unaffiliated utility, which will generate estimated annual gross margin of approximately $840,000. This service is expected to commence in the third quarter of 2013 upon completion of the construction of a new natural gas transmission pipeline.

In June 2013, Eastern Shore filed an application with the FERC seeking approval to construct a pipeline lateral to the Calpine electric power plant under construction in Dover, Delaware. Eastern Shore and Calpine entered into a precedent agreement in February 2013 for this expansion of facilities and service. Upon obtaining approval from the FERC and completing construction of the required facilities, this new service is expected to generate annual gross margin of approximately $1.2 million to $1.8 million. The new facilities include approximately 5.5 miles of lateral pipeline and metering facilities and extend from Eastern Shore's mainline. The construction of this lateral will not increase the overall capacity of Eastern Shore's mainline system. Service is projected to commence in October 2014 although this is dependent on the timing of receipt of the necessary regulatory approval.

As the Company expands its natural gas service to new areas, initially through transmission and distribution service to large industrial customers, the natural gas distribution operations continue to pursue additional opportunities to provide service to residential and other commercial and industrial customers in those areas. In an effort to increase the availability of natural gas within the Delaware service areas, the Company’s Delaware natural gas distribution division filed an application with the Delaware PSC in June 2012 to add several natural gas expansion service offerings. These offerings include a monthly fixed charge in lieu of upfront contributions from customers to extend the distribution system and optional service offerings to assist customers in the process of converting to natural gas. The goal of these new offerings is to meet the energy needs of residents, communities and businesses throughout the Company's service territory, including areas of southeastern Sussex County. The Company expects the Delaware PSC to render a final decision by September 2013.

Acquisition
In late May 2013, the Company completed the purchase of the operating assets of ESG. Approximately 11,000 residential and commercial underground propane distribution system customers acquired in this transaction are now being served by Sandpiper under the tariff approved by the Maryland PSC. The Company is evaluating the potential conversion of some of these systems to natural gas and will pursue such conversion where it is both feasible and economical. This acquisition is expected to be accretive to earnings per share in the first full year of operations. We generated $538,000 in additional gross margin and incurred $463,000 in other operating expenses for the six months ended June 30, 2013.

Investing in Growth
The Company continues to expand its resources and capabilities to support growth. The Company's Delmarva natural gas distribution operation is in the early stages of natural gas distribution expansions in Sussex County, Delaware, and Worcester and Cecil Counties, Maryland. These expansions will require not only the construction or conversion of distribution facilities, but also the conversion of residential customers’ appliances or equipment. The Company has begun the process of reorganizing our Delmarva natural gas distribution operation and expects to increase staffing to support future expansions. Eastern Shore is currently working on construction of new facilities to provide additional services to NRG and the Delaware City Refinery as well as developing other opportunities to further expand its transmission system. As Eastern Shore continues to expand its facilities and service, it also expects to increase its staffing. Finally, to increase our overall capabilities to move growth initiatives forward and to assist in developing additional strategic initiatives for sustained future growth, resources have been, and continue to be, added in several key functional areas, including, but not limited to, Human Resources, Communications and Strategic Business Development. The Company expects to make additional investments in corporate resources to further develop its capability to capitalize on future growth opportunities.
Weather and Consumption
Weather was not a significant factor in the second quarter. For the six months ended June 30, 2013, temperatures on the Delmarva Peninsula and in Florida returned to more normal levels and generated $3.7 million of additional gross margin due to higher energy consumption. Temperatures on the Delmarva Peninsula and in Florida in the first six months of 2013 were 26 percent (601 HDD) and 40 percent (140 HDD), respectively, colder than the same period in 2012.

Propane Prices
The Company's propane distribution operation generated additional gross margins of $1.2 million and $3.3 million during the first three and six months of 2013, compared to the same periods in 2012, respectively, due to higher retail margins per gallon. Retail margins remained strong through the first six months of 2013, as the 25 percent decline in propane costs from lower propane wholesale prices in late 2012 and early 2013 outpaced the slight decline in retail prices. The propane retail price per gallon is subject to various market conditions, including competition with other propane suppliers and the availability and price of alternative energy sources, and may fluctuate based on changes in demand, supply and other energy commodity prices.
Xeron, the Company's propane wholesale marketing subsidiary, benefits from price volatility in the propane wholesale market by entering into trading transactions. Xeron experienced a decrease in gross margin of $770,000 and $936,000 for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Lower propane wholesale price volatility during the current periods resulted in lower-than-usual trading volume and profitability.

Chesapeake Utilities Corporation and Subsidiaries Major Expansion Initiative Highlights (Unaudited)

Major Service Expansions Initiated in 2012 and 2013 (dollars in thousands):

Project	Date of New Service	Q2 2013 Margin	YTD 2013 Margin	Estimated 2013 Margin	Estimated Annualized Margin
Sussex County, DE expansion
Transmission (for southeastern part) 1,550 Dts/d(1)	Mar-12 to May-12	$112	$223	$446	$446
Distribution - Two facilities of an existing customer in the southeastern part of Sussex County(2)	Mar-12 to Aug-12	48	101	151	154
		$160	$324	$597	$600
Cecil County, MD expansion
Transmission - 4,070 Dts/d(3)	Nov-12	$220	$441	$882	$882
Worcester County, MD expansion
Transmission - 1,450 Dts/d(4)	Jun-12 to Jan-13	$98	$195	$391	$391
Nassau County, FL expansion
Transmission - A new fixed annual rate service(5)	Apr-12	$333	$665	$1,300	$1,300
Service to NRG's Dover, DE electric generation plant
Short-term contract - 13,440 Dts/d(6)	May-13 to Oct-13	$386	$386	$1,158	$—
Transmission - 13,440 Dts/d (7)	Starting in Nov-13	—	—	$400 to $467	$2,400 to $2,800
PBF Energy's Delaware City, DE refinery expansion
Short-term contract - 5,000 Dts/d(6)	May-13 to Oct-13	$88	$88	$264	$—
Transmission - 15,000 Dts/d (6) (7) (8)	Starting in Dec-13	$—	$—	$133	$1,600
		$1,285	$2,099	$5,125 to $5,192	$7,173 to $7,573

2012 margin		$648	$667	$2,197
Incremental margin in 2013 over 2012		$637	$1,432	$2,928 to $2,995

Total by Geographic Location of the Project:
Delmarva Natural Gas Distribution		$48	$101	$151	$154
Delmarva Natural Gas Transmission		904	1,333	$3,674 to $3,741	$5,719 to $6,119
Florida Natural Gas Transmission		333	665	1,300	1,300
		$1,285	$2,099	$5,125 to $5,192	$7,173 to $7,573

(1) These services generated $96,000 and $111,000 in gross margin for the three and six months ended June 30, 2012, respectively. These services also generated $334,000 in gross margin for the year ended December 31, 2012.
(2) These services generated $16,000 and $20,000 in gross margin for the three and six months ended June 30, 2012, respectively.These services also generated $89,000 in gross margin for the year ended December 31, 2012.
(3) These services generated $147,000 in gross margin for the year ended December 31, 2012.
(4) These services generated $10,000 in gross margin for the three and six months ended June 30, 2012. These services also generated $90,000 in gross margin for the year ended December 31, 2012.
(5) These services generated $526,000 in gross margin for the three and six months ended June 30, 2012.These services also generated $1.5 million in gross margin for the year ended December 31, 2012.
(6) Prior to commencing the new service using new facilities, Eastern Shore agreed to provide a short-term service utilizing the existing system capacity from May 2013 to October 2013. During the three and six months ended June 30, 2013, Eastern Shore provided interruptible service to the Delaware City Refinery that generated $179,000 and $445,000, in additional gross margin, respectively.
(7) A precedent agreement has been entered into by the parties for these services. The figures provided represent the estimated gross margin pursuant to the respective precedent agreement. A firm transportation service agreement will be entered into by the parties upon satisfying certain conditions.
(8) This contract is expected to replace the 10,000 Dts/d contract with annualized gross margin of $1.1 million, which expired in November 2012.

Chesapeake Utilities Corporation and Subsidiaries Major Expansion Initiative Highlights (Unaudited)

Upcoming Major Expansion Initiatives with Executed Contracts (dollars in thousands):

Project	Estimated Date of New Service	Estimated 2013 Margin	Estimated Annualized Margin
Service to an unaffiliated Florida utility (1)	Starting in Aug-13	$350	$840
Service to Calpine's Dover, DE proposed electric generation plant
Transmission - 55,200 Dts/d (2)	Starting in Jan-15	—	$1,200 to $1,800
		$350	$2,040 to $2,640
(1) Estimated annual margin is based on a fixed monthly reservation charge agreed to by the customer.
(2) A precedent agreement has been entered into by the parties for these services. These services require construction of a lateral pipeline from the Company's mainline to this facility. The construction of this lateral will not increase the overall capacity of the Company's mainline system. The estimated gross margin is based upon the precedent agreement. A firm transportation service agreement will be entered into by the parties upon satisfying certain conditions.

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) For the Periods Ended June 30, 2013 and 2012 (in thousands, except shares and per share data)

	Second Quarter		Year to Date
	2013	2012	2013	2012
Operating Revenues
Regulated Energy	$55,216	$55,553	$136,783	$127,849
Unregulated Energy	36,025	25,176	91,016	70,063
Other	2,905	3,168	7,075	6,899
Total Operating Revenues	94,146	83,897	234,874	204,811
Operating Expenses
Regulated energy cost of sales	22,115	23,433	63,730	59,105
Unregulated energy and other cost of sales	28,773	19,861	68,861	54,453
Operations	22,822	20,071	44,577	40,027
Maintenance	1,820	1,858	3,542	3,834
Depreciation and amortization	5,977	5,885	11,797	11,646
Other taxes	3,487	2,334	6,665	5,218
Total operating expenses	84,994	73,442	199,172	174,283
Operating Income	9,152	10,455	35,702	30,528
Other income, net of other expenses	24	153	312	349
Interest charges	2,016	2,241	4,088	4,532
Income Before Income Taxes	7,160	8,367	31,926	26,345
Income taxes	2,804	3,307	12,701	10,558
Net Income	$4,356	$5,060	$19,225	$15,787

Weighted Average Common Shares Outstanding:
Basic	9,621,580	9,586,159	9,611,610	9,578,715
Diluted	9,695,470	9,681,597	9,687,253	9,674,240

Earnings Per Share of Common Stock:
Basic	$0.45	$0.53	$2.00	$1.65
Diluted	$0.45	$0.52	$1.99	$1.63

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2013	December 31, 2012
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$622,895	$585,429
Unregulated energy	72,877	70,218
Other	20,660	20,067
Total property, plant and equipment	716,432	675,714
Less: Accumulated depreciation and amortization	(165,646)	(155,378)
Plus: Construction work in progress	42,421	21,445
Net property, plant and equipment	593,207	541,781

Current Assets
Cash and cash equivalents	2,210	3,361
Accounts receivable (less allowance for uncollectible accounts of $1,125 and $826, respectively)	66,933	53,787
Accrued revenue	7,188	11,688
Propane inventory, at average cost	6,375	7,612
Other inventory, at average cost	3,361	5,841
Regulatory assets	1,084	2,736
Storage gas prepayments	3,262	3,716
Income taxes receivable	—	4,703
Deferred income taxes	919	791
Prepaid expenses	3,798	6,020
Mark-to-market energy assets	248	210
Other current assets	165	132
Total current assets	95,543	100,597

Deferred Charges and Other Assets
Goodwill	4,716	4,090
Other intangible assets, net	3,175	2,798
Investments, at fair value	4,917	4,168
Regulatory assets	75,331	77,408
Receivables and other deferred charges	2,769	2,904
Total deferred charges and other assets	90,908	91,368

Total Assets	$779,658	$733,746

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2013	December 31, 2012
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$4,684	$4,671
Additional paid-in capital	151,391	150,750
Retained earnings	118,187	106,239
Accumulated other comprehensive loss	(4,958)	(5,062)
Deferred compensation obligation	1,096	982
Treasury stock	(1,096)	(982)
Total stockholders' equity	269,304	256,598

Long-term debt, net of current maturities	107,674	101,907
Total capitalization	376,978	358,505

Current Liabilities
Current portion of long-term debt	7,996	8,196
Short-term borrowing	75,491	61,199
Accounts payable	45,789	41,992
Customer deposits and refunds	25,532	29,271
Accrued interest	1,121	1,437
Dividends payable	3,706	3,502
Income taxes payable	1,896	—
Accrued compensation	5,437	7,435
Regulatory liabilities	5,329	1,577
Mark-to-market energy liabilities	74	331
Other accrued liabilities	9,126	7,226
Total current liabilities	181,497	162,166

Deferred Credits and Other Liabilities
Deferred income taxes	131,199	125,205
Deferred investment tax credits	93	113
Regulatory liabilities	6,947	5,454
Environmental liabilities	8,905	9,114
Other pension and benefit costs	33,491	33,535
Accrued asset removal cost - Regulatory liability	38,923	38,096
Other liabilities	1,625	1,558
Total deferred credits and other liabilities	221,183	213,075

Total Capitalization and Liabilities	$779,658	$733,746

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2013				For the Three Months Ended June 30, 2012
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$9,971	$1,112	$5,523	$9,584	$7,515	$1,065	$4,538	$9,053
Commercial	5,290	1,045	8,519	9,552	3,547	890	6,208	9,014
Industrial	1,278	1,237	2,890	662	1,231	1,222	2,692	3,423
Other (1)	(2,960)	504	(1,528)	(2,498)	(1,338)	610	680	661
Total Operating Revenues	$13,579	$3,898	$15,404	$17,300	$10,955	$3,787	$14,118	$22,151

Volume (in Dts/MWHs)
Residential	554,330	71,861	295,806	66,856	364,749	66,766	276,413	64,734
Commercial	609,478	321,809	719,091	77,213	474,161	301,506	661,044	74,418
Industrial	883,848	3,719,309	842,859	5,560	887,342	3,585,157	898,482	23,530
Other	17,096	—	(118,579)	8,548	41,138	—	119,150	16,837
Total	2,064,752	4,112,979	1,739,177	158,177	1,767,390	3,953,429	1,955,089	179,519

Average Customers
Residential	60,581	13,974	49,556	23,835	49,445	13,800	48,682	23,670
Commercial	6,447	1,294	4,627	7,415	5,198	1,244	4,553	7,393
Industrial	113	55	914	2	101	54	819	2
Other	6	—	—	—	4	—	—	—
Total	67,147	15,323	55,097	31,252	54,748	15,098	54,054	31,065

	For the Six Months Ended June 30, 2013				For the Six Months Ended June 30, 2012
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$33,163	$2,448	$12,779	$19,564	$26,792	$2,327	$11,354	$18,133
Commercial	15,337	2,240	17,905	18,005	11,657	1,949	15,463	17,378
Industrial	3,038	2,515	6,185	2,390	2,743	2,499	5,168	5,079
Other (1)	(2,739)	1,137	(3,202)	(4,133)	(2,408)	1,309	(1,869)	284
Total Operating Revenues	$48,799	$8,340	$33,667	$35,826	$38,784	$8,084	$30,116	$40,874

Volume (in Dts/MWHs)
Residential	2,204,103	198,694	743,023	136,631	1,658,780	183,445	700,540	128,563
Commercial	1,990,161	730,773	1,551,074	144,124	1,566,492	663,831	1,507,878	136,660
Industrial	2,014,389	7,635,992	2,046,649	16,780	1,859,756	7,767,064	1,676,000	36,690
Other	22,748	—	(152,894)	11,289	49,587	—	71,541	22,076
Total	6,231,401	8,565,459	4,187,852	308,824	5,134,615	8,614,340	3,955,959	323,989

Average Customers
Residential	60,825	13,967	49,368	23,751	49,809	13,822	48,546	23,643
Commercial	6,477	1,284	4,629	7,403	5,259	1,242	4,566	7,388
Industrial	113	57	880	2	100	54	769	2
Other	5	—	—	—	4	—	1	—
Total	67,420	15,308	54,877	31,156	55,172	15,118	53,882	31,033

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Worcester County NG Distribution (Sandpiper) is now included within the Delmarva NG Distribution results, which also includes the Delaware and Maryland Divisions.